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---------------------------------------
                FORM 5
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                                                                                                              OMB APPROVAL
                                                                                                   --------------------------------
    / / CHECK THIS BOX IF NO LONGER                                                                  OMB Number:           3235-0362
        SUBJECT TO SECTION 16. FORM 4 OR FORM                                                        Expires:     September 30, 1998
        5 OBLIGATIONS MAY CONTINUE. SEE                                                              Estimated average burden
           INSTRUCTION 1(b).                                                                         hours per response          1.0
    /X/ FORM 3 HOLDINGS REPORTED
   / /  FORM 4 TRANSACTIONS REPORTED           U.S. SECURITIES AND EXCHANGE COMMISSION
        (Print or Type Responses)                      WASHINGTON, D.C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
   Cosgrove  Howard      E.                     Conectiv (CIV) and (CIVA)                       (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [ ] Director  [ ] 10% Owner
                                            Security Number                                   [X] Officer   [ ] Other
                                            of Reporting       December 1998                      (give title   (specify
    800 King Street                         Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
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Wilmington,   DE       19801                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [X] Form filed by One Reporting Person
                                                                   N/A             [ ] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Issuer's                             (Instr. 4)
                         Day/Year)-------------------------------------------------  Fiscal Year
                                     Code             Amount  (A) or (D)    Price   (Instr. 3 and 4)
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Note:  Options inadvertently omitted from Form 3 filed on April 6, 1998.
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*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                        Page 1 of 2
                                                                                                                      SEC 2270(7-97)
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FORM 5 (continued)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)
                                                                 ----------------
                                                                   (A)      (D)
---------------------------------------------------------------------------------
Stock Options       21.25          N/A                 3            N/A     N/A
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Stock Options       20.50          N/A                 3            N/A     N/A
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
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Year            (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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 01/01/91  01/01/2000  Common
                       Stock     8,500          N/A           8,500             D                 N/A
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 01/01/92  01/01/2002  Common
                       Stock     5,900          N/A           5,900             D                 N/A
-----------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, SEE instruction 6 for procedure.
                                                                            HOWARD E. COSGROVE

                                                                            By: Moira K. Donoghue
Potential persons who are to respond to the collection
of information contained in this form are not required to
respond unless the form displays a currently valid OMB number.                  /s/ MOIRA K. DONOGHUE       February 15, 1999
                                                                               -------------------------    -----------------
                                                                               **Signature of Reporting Person   Date
                                                                               for Howard E. Cosgrove
                                                                               Power of Attorney

                                                                                                                  Page 2 of 2
                                                                                                              SEC 2270 (7-97)

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